EXHIBIT 10.1

AMENDMENT TO

SEPARATION AGREEMENT

AMENDMENT TO SEPARATION AGREEMENT, effective September 4, 2007, by and among Keystone Automotive Industries, Inc., a California corporation (the “Company”) and Richard Keister (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Separation Agreement (the “Agreement”), effective as of February 26, 2007; and

WHEREAS, the Company and the Executive desire to amend the Agreement as set fort herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Amendments to the Agreement:

(a) Section 1(b)(ii) of the Agreement is hereby amended to read as follows:

“a diminishment in the Executive’s title or offices or reporting relationships or a material change in the nature or status of the Executive’s responsibilities without the prior consent of the Executive.”

(b) Section 1(b) of the Agreement is hereby amended by adding the following to the end of subsection (iii) thereof:

“(iv) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days following the date such compensation is due; (v) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other Executives; (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive is participating, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit, or the failure by the Company to provide the Executive with the number of paid vacation days currently awarded to Executive or to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy”

(c) Section 1(b) of the Agreement is hereby amended by renumbering subsection (iv) to (vii) and by adding the following to the end thereof:

“The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.”

(d) Section 2(c)(i) of the Agreement is hereby amended to read:

“pay the Executive his base salary through the Date of Termination and pay Executive a lump-sum cash amount equal to two (2) times the Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given, or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason”

(e) Section 2(c)(ii) of the Agreement is hereby amended to read:

“on the Date of Termination, pay the Executive in full for any bonus earned during the prior year which has not yet been paid to Executive and (notwithstanding any provision of any annual or long-term incentive plan to the contrary but without limiting any provision in any such plan that is more favorable to Executive and without duplication) pay Executive a lump sum amount, in cash, equal to the prorated portion at the target award level of any unpaid incentive compensation which has been allocated or awarded to the Executive preceding the Date of Termination under any such plan”

(f) Section 2(c)(iii) of the Agreement is hereby amended to read:

“pay Executive a lump sum cash amount equal to two (2) times the greater of (i) the Executive’s target bonus percentage times the Executive’s then current annual base salary (but not less than the annual base salary for the immediately preceding year), and (ii) the average annual bonus earned by the Executive with respect to the three (3) fiscal years (or, if the Executive has been employed for less than three (3) fiscal years, the average annual bonus for the number of full fiscal years of the Executive’s employment) ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason”

(g) Section 2(c)(vi) is hereby amended to read:

“on the Date of Termination, pay the Executive for any accrued, but unused or unpaid, vacation; unreimbursed expenses; or other items earned and owed to the Executive through and including the Date of Termination and pay the Executive in full for any vacation that would have been accrued at the end of the twenty-four (24) month period immediately following the Date of Termination.”

(h) Section 11 of the Agreement is hereby amended to read:

“The payments contemplated by Section 2 shall be made (or commence to be made) not later than the third day following the Date of Termination. Notwithstanding the foregoing, if the Executive is a Specified Employee as defined in Internal Revenue Code Section 409A and the regulations thereunder, then, the payments to be made under Section 2 (other than payments relating to salary owed through the Date of Termination, payments representing the acceleration of short-term deferred compensation within the meaning of Section 409A and the continuation of health and other benefits permitted under Section 409A), shall not be made (or commence to be made) until six (6) months following the Date of Termination or, if earlier, the date of the Executive’s death and shall include interest at the “prime” rate as published in the Wall Street Journal for the Date of Termination (or the first date thereafter that such a rate is published, if no rate is published on the Date of Termination) from the date such payment(s) would have been made to the date of actual payment. In addition, to the extent that this Agreement (as amended by the Amendment, dated September 4, 2007) would result in a payment in 2007 of nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code that would not otherwise have been payable in 2007 under this Agreement before giving effect to the Amendment, dated September 4, 2007, then, notwithstanding any other provision, such payment shall be made on January 2, 2008 (or, if later and applicable, the earlier of the six-month anniversary of the Date of Termination or the Executive’s death).”

(i) The first sentence of Section 12 of the Agreement is hereby amended by adding the following to the end thereof:

“or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 or Section 409A of the Code to any payment or benefit provided hereunder.

(j) Section 12 of the Agreement is amended by deleting the second sentence and replacing with the following:

“This right of reimbursement shall continue for the life of the Executive.”

2. Effect on Agreement. The terms of the Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

3. Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

/s/ Richard Keister
Richard Keister

Keystone Automotive Industries, Inc.

By:	/s/ John G. Arena
Name:	John G. Arena
Title:	Vice President, General Counsel and Secretary